As filed with the U.S. Securities and Exchange Commission on January 10, 2024

Registration No. 333-271026

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Pre-Effective Amendment No. __	☐

Post-Effective Amendment No. 1	☒
(Check appropriate box or boxes)

Virtus Stone Harbor Emerging Markets Income Fund
(formerly known as Stone Harbor Emerging Markets Income Fund)

(Exact Name of Registrant as Specified in Charter)

101 Munson Street

Greenfield, MA 01301-9683

(Address of Principal Executive Offices)

(866) 270-7788

(Registrant’s Telephone Number, Including Area Code)

Jennifer Fromm, Esq.

Vice President, Chief Legal Officer, Counsel and Secretary for Registrant

One Financial Plaza

Hartford, CT 06103-2608

(Name and Address of Agent for Service)

Copies to:

Mark D. Perlow, Esq.

Dechert LLP

One Bush Street, Suite 1600

San Francisco, CA 94104

Approximate date of proposed public offering: As soon as practicable after the effective date of this Registration Statement.

It is proposed that this filing will become effective immediately pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

This Amendment to the Registration Statement on Form N-14 of Virtus Stone Harbor Emerging Markets Income Fund is being filed to add Exhibit (12) to the Registration Statement. Parts A and B are incorporated herein by reference to the definitive Information Statement/Prospectus filed pursuant to Rule 424(b)(3) on November 15, 2023 (Accession No. 0001104659-23-118327; File No. 333-271026).

VIRTUS STONE HARBOR EMERGING MARKETS INCOME FUND

PART C

OTHER INFORMATION

Item 15.	Indemnification

Reference is made to Article VIII, Sections 1 through 4, of the Registrant’s Amended and Restated Agreement and Declaration of Trust, which is incorporated by reference herein.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”), may be permitted to trustees, officers and controlling persons of the Registrant by the Registrant pursuant to the Trust’s Agreement and Declaration of Trust, its Bylaws or otherwise, the Registrant is aware that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and, therefore, is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by trustees, officers or controlling persons of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustees, officers or controlling persons in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Reference is made to Section 6 of the Form of Underwriting Agreement filed as Exhibit (h)(1), which is incorporated herein by reference.

The Investment Advisory Agreement, Subadvisory Agreements, Custody Agreement, Foreign Custody Manager Agreement, Sub-Administration and Accounting Services Agreement and Transfer Agency and Shareholder Services Agreement, each as amended, respectively provide that the Registrant will indemnify the other party (or parties, as the case may be) to the agreement for certain losses. Similar indemnities to those listed above may appear in other agreements to which the Registrant is a party.

The Registrant, in conjunction with Virtus Alternative Investment Advisers, Inc. (“VAIA”), the Registrant’s Trustees, and other registered investment management companies managed by VAIA or their affiliates, maintains insurance on behalf of any person who is or was a Trustee, officer, employee, or agent of the Registrant, or who is or was serving at the request of the Registrant as a trustee, director, officer, employee or agent of another trust or corporation, against any liability asserted against such person and incurred by him or arising out of his position. However, in no event will Registrant maintain insurance to indemnify any such person for any act for which the Registrant itself is not permitted to indemnify him.

Insofar as indemnification for liability arising under the Securities Act of 1933, as amended (the “Act”), may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16.	Exhibits

1(a).	Amended and Restated Agreement and Declaration of Trust dated November 17, 2010, filed via EDGAR (as Exhibit a) with Pre-Effective Amendment no. 2 to the Registrant’s Registration Statement on Form N-2 (File No. 333-169361) on November 23, 2010, and incorporated herein by reference.

1(b).	Amendment to Amended and Restated Agreement and Declaration of Trust, dated April 8, 2022, filed via EDGAR (as Exhibit 1.b) with Form N-14 8C (File No. 333-271026) on March 31, 2023, and incorporated herein by reference.

2(a).	Amended and Restated Bylaws dated November 17, 2010, filed via EDGAR (as Exhibit b) with Pre-Effective Amendment no. 2 to the Registrant’s Registration Statement on Form N-2 (File No. 333-169361) on November 23, 2010, and incorporated herein by reference.

2(b).	Amendment to Amended and Restated Bylaws, dated November 16, 2022, filed via EDGAR (as Exhibit 2.b) with Form N-14 8C (File No. 333-271026) on March 31, 2023, and incorporated herein by reference.

3.	Not applicable.

4.	Agreement and Plan of Reorganization. Exhibit A to the Prospectus contained in Part A of this Registration Statement.

5(a).	Article III (Shares) and Article V (Shareholders’ Voting Powers and Meetings) of the Amended and Restated Agreement and Declaration of Trust, as set forth in Exhibit 1.

5(b).	Article 10 (Shareholders’ Voting Powers and Meetings) of the Amended and Restated Bylaws, as set forth in Exhibit 2.

5(c).	Form of Certificate for Common Shares of Beneficial Interest, filed via EDGAR (as Exhibit d.3) with Pre-Effective Amendment no. 2 to the Registrant’s Registration Statement on Form N-2 (File No. 333-169361) on November 23, 2010, and incorporated herein by reference.

6(a).	Form of Advisory Agreement by and between Registrant and VAIA, filed via EDGAR as Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 333-169361) on November 17, 2021, and incorporated herein by reference.

6(b).	Form of Subadvisory Agreement by and among Registrant, VAIA, and Stone Harbor Investment Partners LP, filed via EDGAR as Appendix C to the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 333-169361) on November 17, 2021, and incorporated herein by reference.

6(c).	Transfer and Assumption Agreement transferring Subadvisory Agreement to Virtus Fixed Income Advisers, LLC, acting through its division Stone Harbor Investment Partners as subadviser, dated as of July 1, 2022, filed via EDGAR (as Exhibit 6.c) with Form N-14 8C (File No. 333-271026) on March 31, 2023, and incorporated herein by reference.

7.	None.

8.	Deferred Compensation Plan effective April 8, 2022, filed via EDGAR (as Exhibit f) with Post-Effective Amendment No. 141 to Virtus Equity Trust’s (“VET”) Registration Statement (File No. 002-16590) on January 23, 2023, and incorporated herein by reference.

9(a).	Custody Agreement between Duff & Phelps Energy MLP Total Return Fund (“DSE”) and The Bank of New York Mellon dated May 7, 2014, filed via EDGAR (as Exhibit 9.a) to Form N-14 8C of Virtus Total Return Fund Inc. (File No. 333-232525) on July 2, 2019, and incorporated herein by reference.

9(b).	Joinder Agreement and Amendment to Custody Agreement by and among DSE, Virtus Total Return Fund Inc., Virtus Global Dividend and Income Fund, Virtus Global Multi-Sector Income Fund (“VGI”), and The Bank of New York Mellon dated September 7, 2017, filed via EDGAR (as Exhibit 9.b) to Form N-14 8C of ZTR (File No. 333-232525) on July 2, 2019, and incorporated herein by reference.

9(c).	Amendment to Custody Agreement by and among DSE, Virtus Total Return Fund Inc. (“ZTR”), VGI, and The Bank of New York Mellon dated November 19, 2019, filed via EDGAR (as Exhibit 9.c) with Form N-14 8C (File No. 333-271026) on March 31, 2023, and incorporated herein by reference.

9(d).	Amendment to Custody Agreement by and among DSE, ZTR, VGI, and The Bank of New York Mellon dated December 1, 2020, filed via EDGAR (as Exhibit 9.d) with Form N-14 8C (File No. 333-271026) on March 31, 2023, and incorporated herein by reference.

9(e).	Amendment to Custody Agreement by and among DSE, ZTR, VGI, Virtus AllianzGI Artificial Intelligence & Technology Opportunities Fund (“AIO”), Virtus AllianzGI Convertible & Income 2024 Target Term Fund (“CBH”), Virtus AllianzGI Convertible & Income Fund (“NCV”), Virtus AllianzGI Convertible & Income Fund II (“NCZ”), Virtus AllianzGI Diversified Income & Convertible Fund (“ACV”), Virtus AllianzGI Equity & Convertible Income Fund (“NIE”), Virtus Dividend, Interest & Premium Strategy Fund (“NFJ” and together with AIO, CBH, NCV, NCZ, ACV and NIE, “VCEFII”), and The Bank of New York Mellon dated May 7, 2021, filed via EDGAR (as Exhibit 9.e) with Form N-14 8C (File No. 333-271026) on March 31, 2023, and incorporated herein by reference.

9(f).	Joinder Agreement and Amendment to Custody Agreement by and among ZTR, VGI, VCEFII, Registrant, Virtus Stone Harbor Emerging Markets Total Income Fund (“EDI”), and The Bank of New York Mellon dated April 11, 2022, filed via EDGAR (as Exhibit 9.f) with Form N-14 8C (File No. 333-271026) on March 31, 2023, and incorporated herein by reference.

9(g).	Foreign Custody Manager Agreement between Virtus Alternative Solutions Trust (“VAST”) and The Bank of New York Mellon filed via EDGAR (as Exhibit g.2) with Pre-Effective Amendment No. 4 to VAST’s Registration Statement (File No. 333-191940) on April 4, 2014, and incorporated herein by reference.

9(h).	Amendment to Foreign Custody Manager Agreement between VAST and The Bank of New York Mellon dated as of August 19, 2014, filed via EDGAR (as Exhibit g.2.a) with Post-Effective Amendment No. 4 to VAST’s Registration Statement (File No. 333-191940) on September 8, 2014, and incorporated herein by reference.

9(i).	Amendment to Foreign Custody Manager Agreement between VAST and The Bank of New York Mellon dated as of May 19, 2015, filed via EDGAR (as Exhibit g.2.b) with Post-Effective Amendment No. 16 to VAST’s Registration Statement (File No. 333-191940) on May 29, 2015, and incorporated herein by reference.

9(j).	Amendment to Foreign Custody Manager Agreement between VAST and The Bank of New York Mellon dated as of September 1, 2015, filed via EDGAR (as Exhibit g.2.c) with Post-Effective Amendment No. 24 to VAST’s Registration Statement (File No. 333-191940) on February 26, 2016, and incorporated herein by reference.

9(k).	Joinder Agreement and Amendment to Foreign Custody Manager Agreement between VAST, Virtus Equity Trust (“VET”), Virtus Opportunities Trust (“VOT” and with VET, “Virtus Mutual Funds”), Virtus Asset Trust (“VAT”), Virtus Retirement Trust (“VRT”), Virtus Variable Insurance Trust (“VVIT”), DSE, VGI, ZTR and The Bank of New York Mellon dated as of December 1, 2018, filed via EDGAR (as Exhibit 9(j)) to VET’s Form N-14 (File No. 333-228766) on December 12, 2018, and incorporated herein by reference.

9(l).	Form of Amendment to Foreign Custody Manager Agreement between VAST, Virtus Mutual Funds, VAT, VRT, VVIT, DSE, VGI, ZTR and The Bank of New York Mellon dated as of March 8, 2019, filed via EDGAR (as Exhibit g.2.e) with Post-Effective Amendment No. 82 to VVIT’s Registration Statement (File No. 033-05033) on April 22, 2019, and incorporated herein by reference.

9(m).	Amendment to Foreign Custody Manager Agreement between VAST, Virtus Mutual Funds, VAT, VRT, VVIT, DSE, VGI, ZTR and The Bank of New York Mellon dated as of May 22, 2019, filed via EDGAR (as Exhibit g.2.f) with Post-Effective Amendment No. 123 to VET’s Registration Statement (File No. 002-16590) on June 12, 2019, and incorporated herein by reference.

9(n).	Amendment to Foreign Custody Manager Agreement between VAST, Virtus Mutual Funds, VAT, VRT, VVIT, DSE, VGI, ZTR and The Bank of New York Mellon dated September 1, 2019, filed via EDGAR (as Exhibit g.2.g) with Post-Effective Amendment No. 105 to the Registration Statement (File No. 033-65137) on September 30, 2019, and incorporated herein by reference.

9(o).	Amendment to Foreign Custody Manager Agreement between VAST, Virtus Mutual Funds, VAT, VRT, VVIT, DSE, VGI, ZTR and The Bank of New York Mellon dated November 18, 2019, filed via EDGAR (as Exhibit g.2.h) with Post-Effective Amendment No. 109 to the Registration Statement (File No. 033-65137) on January 22, 2020, and incorporated herein by reference.

9(p).	Amendment to Foreign Custody Manager Agreement between VAST, Virtus Mutual Funds, VAT, VRT, VVIT, DSE, VGI, ZTR, VATS Offshore Fund Ltd. (“VATS”) and The Bank of New York Mellon dated as of August 27, 2020, filed via EDGAR (as Exhibit g.2.i) with Post-Effective Amendment No. 135 to VET’s Registration Statement (File No. 002-16590) on October 19, 2020, and incorporated herein by reference.

9(q).	Amendment to Foreign Custody Manager Agreement between VAST, Virtus Mutual Funds, VAT, VRT, VVIT, DSE, VGI, ZTR, VATS and The Bank of New York Mellon dated as of November 13, 2020, filed via EDGAR (as Exhibit g.2.l) with Post-Effective Amendment No. 136 to VET’s Registration Statement (File No. 002-16590) on December 7, 2020, and incorporated herein by reference.

9(r).

Amendment to Foreign Custody Manager Agreement between Registrant, Virtus Mutual Funds, VAT, VRT, VVIT, VGI, ZTR, VATS, Investment Trust, VST, DSE, VCEFII and The Bank of New York Mellon dated as of May 7, 2021, filed via EDGAR (as Exhibit g.2.k) with Post-Effective Amendment No. 121 to VOT’s Registration Statement (File No. 033-65137) on September 27, 2021, and incorporated herein by reference.

9(s)

Amendment to Foreign Custody Manager Agreement between VAST, Virtus Mutual Funds, VAT, VRT, VVIT, VATS, Virtus Investment Trust (“Investment Trust”), Virtus Strategy Trust (“VST”), DSE, VGI, ZTR, VCEFII, and The Bank of New York Mellon dated as of July 26, 2021, filed via EDGAR (as Exhibit 9(bb)) to VOT’s Form N-14 (File No. 333-261341) on November 24, 2021, and incorporated herein by reference.

9(t)	Amendment and Joinder to Foreign Custody Manager Agreement between VAST, The Merger Fund® (“TMF”), The Merger Fund® VL (“TMFVL”), Virtus Event Opportunities Trust (“VEOT”), Virtus Mutual Funds, VAT, VRT, VVIT, VATS, Investment Trust, VST, DSE, VGI, ZTR, VCEFII and The Bank of New York Mellon dated as of February 12, 2022, filed via EDGAR (as Exhibit g.2.m) with Post-Effective Amendment No. 127 to VOT’s Registration Statement (File No. 033-65137) on April 5, 2022, and incorporated herein by reference.

9(u).	Amendment and Joinder to Foreign Custody Manager Agreement between Registrant, TMF, TMFVL, VEOT, Virtus Mutual Funds, VAT, VRT, VVIT, VATS, Investment Trust, VST, VGI, ZTR, Registrant, EDI (VGI, ZTR, EDF and EDI collectively, “VCEF”), VCEFII and The Bank of New York Mellon dated as of April 4, 2022, filed via EDGAR (as Exhibit g.2.n) with Post-Effective Amendment No. 127 to VOT’s Registration Statement (File No. 033-65137) on April 5, 2022, and incorporated herein by reference.

9(v).	Amendment and Joinder to Foreign Custody Manager Agreement between Registrant, TMF, TMFVL, VEOT, Virtus Mutual Funds, VAT, VRT, VVIT, VATS, Investment Trust, VST, Closed-End Funds, VCEFII and The Bank of New York Mellon dated as of September 30, 2022, filed via EDGAR (as Exhibit g.2.o) with Post-Effective Amendment No. 52 to the Registration Statement (File No. 333-191940) on December 12, 2022, and incorporated herein by reference.

10.	None.

11.	Opinion and consent of Jennifer Fromm, Esq., filed via EDGAR (as Exhibit 11) with Form N-14 8C (File No. 333-271026) on March 31, 2023, and incorporated herein by reference.

12.	*Tax opinion and consent of Dechert LLP (filed herewith).

13(a).	Administration Agreement between each of EDF and EDI, and Virtus Fund Services, LLC (“VFS”) effective as of April 11, 2022, filed via EDGAR (as Exhibit 13.a) with Form N-14 8C (File No. 333-271026) on March 31, 2023, and incorporated herein by reference.

13(b).	Sub-Administration Services Agreement between VFS and The Bank of New York Mellon effective as of April 11, 2022, filed via EDGAR (as Exhibit 13.b) with Form N-14 8C (File No. 333-271026) on March 31, 2023, and incorporated herein by reference.

13(c).	Transfer Agency and Service Agreement between each of Registrant and EDI and Computershare Trust Company and Computershare Inc. effective as of April 11, 2022, filed via EDGAR (as Exhibit 13.c) with Form N-14 8C (File No. 333-271026) on March 31, 2023, and incorporated herein by reference.

13(d).	Form of Expense Limitation Agreement between Registrant and VAIA, filed via EDGAR as Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 333-169361) on November 17, 2021, and incorporated herein by reference.

13(e).	Form of Indemnification Agreement with each Trustee of Registrant, effective as of April 8, 2022, filed via EDGAR (as Exhibit 13.e) with Form N-14 8C (File No. 333-271026) on March 31, 2023, and incorporated herein by reference.

14.	Consent of Independent Registered Public Accounting Firm filed via EDGAR (as Exhibit 14) with Form N-14 8C/A (File No. 333-271026) on November 7, 2023 and incorporated herein by reference.

15.	Not applicable.

16.	Power of Attorney for Donald C. Burke, Sarah E. Cogan, Deborah A. DeCotis, F. Ford Drummond, Sidney E. Harris, John R. Mallin, Connie D. McDaniel, Philip R. McLoughlin, Geraldine M. McNamara, R. Keith Walton, and Brian T. Zino (filed herewith).

17.	Not applicable.

18.	Calculation of Filing Fee Tables filed via EDGAR (as Exhibit 18) with Form N-14 8C/A (File No. 333-271026) on November 7, 2023 and incorporated herein by reference.

*	Filed herewith

Item 17.	Undertakings.

(1)	The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus that is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the Registration Statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new Registration Statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

(3)	The undersigned Registrant agrees to file a post-effective amendment to this Registration Statement which will include the tax opinion required by Item 12.

SIGNATURES

As required by the Securities Act of 1933, this registration statement has been signed on behalf of the Registrant, in the City of Hartford and the State of Connecticut on the 10th day of January, 2024.

VIRTUS STONE HARBOR EMERGING MARKETS INCOME FUND

By:	/s/ George R. Aylward
George R. Aylward
President & Chief Executive Officer

As required by the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 10th day of January, 2024.

Signature	Title

/s/ George R. Aylward	Trustee, President and Chief Executive Officer
George R. Aylward	(principal executive officer)

/s/ W. Patrick Bradley	Chief Financial Officer and Treasurer
W. Patrick Bradley	(principal financial and accounting officer)

*	Trustee
Donald C. Burke

*	Trustee
Sarah E. Cogan

*	Trustee
Deborah A. DeCotis

*	Trustee
F. Ford Drummond

*	Trustee
Sidney E. Harris

*	Trustee
John R. Mallin

*	Trustee
Connie D. McDaniel

*	Trustee and Chairman
Philip R. McLoughlin

*	Trustee
Geraldine M. McNamara

*	Trustee
R. Keith Walton

*	Trustee
Brian T. Zino

*By:	/s/ George R. Aylward
*George R. Aylward, Attorney-in-Fact, pursuant to a power of attorney

EXHIBIT INDEX

Exhibit	Item

12	Tax opinion and consent of Dechert LLP

16	Power of Attorney for Donald C. Burke, Sarah E. Cogan, Deborah A. DeCotis, F. Ford Drummond, Sidney E. Harris, John R. Mallin, Connie D. McDaniel, Philip R. McLoughlin, Geraldine M. McNamara, R. Keith Walton, and Brian T. Zino